EXHIBIT 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION
ARTICLE I
NAME

The name of the corporation is Xtreme Oil & Gas, Inc., Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE III
CAPITAL STOCK

Number of Authorized Shares; Par Value . The aggregate number of shares that the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares to be designated respectively as “Common Stock,” and “Preferred Stock”. The number of shares of Common Stock that the Corporation shall have authority to issue is two hundred million (200,000,000), par value $0.001 per share and the number of shares of Preferred Stock that the Corporation shall have authority to issue is fifty million (50,000,000). Any shares of Preferred Stock that may have previously been designated, whether by the Corporation’s Board of Directors or otherwise, are hereby cancelled.

The Corporation may issue at any time or from time to time, in any one or more series, and aggregate of Forty nine million nine hundred thousand ninety nine (49,999,000) shares of Preferred Stock and any such series shall be comprised of such number of shares and may have such voting powers, whole or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolution or resolutions of the board of directors of the Corporation, the board of directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law.

The Corporation may issue an aggregate of 1000 shares of Control Preferred Stock, so designated, as follows:

Nontransferable Preferred Stock.

(A)	Designation. This series of preferred stock shall be designated "Nontransferable Preferred Stock," with par value of $0.001 per share (and referred to as the "Nontransferable Preferred Stock").

(B)	Authorized Number. The number of authorized Shares constituting the Nontransferable Preferred Stock shall be 1,000.

(C)	Redemption. – The Nontransferable Preferred Stock may not be redeemed.

(D)
Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Nontransferable Preferred Stock shall not participate in or receive any assets or property of the Corporation by virtue of being a holder of the Nontransferable Preferred Stock.

(E)	Dividends and Distributions. Dividends may not be paid on the Nontransferable Preferred Stock.

(F)
Voting Rights. Except as set forth herein or as required under applicable law, the Nontransferable Preferred Stock shall vote together with all other classes of stock of the Corporation as a single class on all matters submitted for approval to the stockholders of the Corporation.  Except as otherwise provided in this Article 4, the aggregate number of votes to which the Nontransferable Preferred Stock shall be entitled to vote is equal to the number of shares of Common Stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.1 (the “Total Nontransferable Preferred Stock”). The number of votes with respect to Nontransferable Preferred Stock to which a holder of the Nontransferable Preferred Stock is entitled to vote is equal to the Total Nontransferable Preferred Stock multiplied by (i) the number of shares of Nontransferable Preferred Stock held of record by such holder divided by (ii) the total number of Nontransferable Preferred Stock issued and outstanding at the time of such vote.

(G)	Conversion. Nontransferable Preferred Stock shall not be convertible into any other class of stock.

(H)
Restrictions and Limitations. No person holding shares of Nontransferable Preferred Stock may transfer, and the Corporation shall not register the transfer of such shares of Nontransferable Preferred Stock, whether by sale, assignment, exchange, gift, bequest, appointment or otherwise, except to a "Permitted Transferee."  The term "Permitted Transferee" shall mean any trust or other entity that is established by the holder to whom the shares were initially issued (the “Original Holder”) for estate planning or other purposes, provided that the Original Holder retains voting control with respect to such shares of Nontransferable Preferred Stock until his death. Any change in the Original Holder’s voting control or voting control with respect to such Original Holder regarding such shares of Nontransferable Preferred Stock so transferred shall automatically cancel the Nontransferable Preferred Stock.

If any shares of Nontransferable Preferred Stock are acquired by any person who is not a Permitted Transferee or if an Original Holder voluntarily ceases to become an employee of the Company or becomes for a period of six weeks incompetent through disability to exercise the such power existing within such Nontransferable Preferred Stock, all shares of Nontransferable Preferred Stock then held by such person shall be deemed, without further act on the part of any person, cancelled, and stock certificates formerly representing such shares of Nontransferable Preferred Stock shall thereupon and thereafter be deemed to be cancelled and returned to the Corporation.

(I)
Protective Provisions. In. addition to any other rights provided by law, so long as at least one share of Nontransferable Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Nontransferable Preferred Stock voting together as a single class:

1.	increase the authorized number of shares of the Nontransferable Preferred Stock;

2.
amend, alter, change, or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or Bylaws of the Corporation or any terms or provisions of this Certificate of Designation so as to affect the relative rights, preferences, qualifications, limitations or restrictions of the Nontransferable Preferred Stock; or

3.
enter into a share exchange, reorganization, recapitalization or other similar transaction that affects the Nontransferable Preferred Stock, or consolidate, merge with or into, or enter into a business combination with, or sell, assign, transfer, lease, conveyor otherwise dispose of all or substantially all of its properties or assets to, another Person, unless:

i.
the entity formed by such consolidation, merger or business combination (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and

ii.
if the Corporation is not the resulting entity, the shares of the Nontransferable Preferred Stock are converted into or exchanged for and become shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative rights, qualifications, limitations and restrictions that shares of the Nontransferable Preferred Stock had immediately prior to such transaction (it being understood that the resulting entity shall thereafter be deemed to be the "Corporation" for all purposes of this Certificate and the predecessor shall be relieved of all obligations with respect to the Nontransferable Preferred Stock).

4.
For the purpose of this Section, except as otherwise specifically provided, the holders of shares of the Nontransferable Preferred Stock shall vote as one class, and each holder shall be entitled to one vote for each share of the Nontransferable Preferred Stock held. The consent or votes under this Section shall be in addition to any approval of stockholders of the Corporation that may be required by law or pursuant to any provision of the Corporation's Articles of Incorporation or Bylaws.

(J)
Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Nontransferable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Nontransferable Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Nontransferable Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Nontransferable Preferred Stock and qualifications, limitations, and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Nontransferable Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

ARTICLE IV
BYLAWS

In furtherance and not in limitation of the powers conferred upon the board of directors of the Corporation by the NRS, the board of directors shall have the power to alter, amend, change, add to and repeal, from time to time, the bylaws of the Corporation, subject to the rights of the stockholders entitled to vote with respect thereto to alter, amend, change, add to and repeal the bylaws adopted by the directors of the Corporation.

ARTICLE V
ELECTION OF DIRECTORS

Unless the bylaws of the Corporation provide for the division of the directors into classes and except as may otherwise be provided in the bylaws of the Corporation, all directors shall be elected to hold office until their respective successors are elected and qualified, or until their earlier resignation or removal, at the annual meeting of the stockholders, whether telephonic or not, within or without the State of Nevada or by written consent and such election need not be by written ballot.

ARTICLE VI
SALE OF ASSETS

In furtherance of the powers conferred on the stockholders of the Corporation by the NRS, the stockholders of the Corporation shall have the power to vote on any proposed sale of substantially all of the Corporation’s assets.

ARTICLE VII
AMENDMENT OF ARTICLES OF INCORPORATION

In the event the board of directors of the Corporation determines that it is in the Corporation’s best interest to amend these Articles of Incorporation, the board of directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the stockholders entitled to vote thereon for the consideration thereof in accordance with the provisions of the NRS and these Articles of Incorporation. In the resolution setting forth the proposed amendment, the board of directors may insert a provision allowing the board of directors to later abandon the amendment, without concurrence by the stockholders, after the amendment has received stockholder approval but before the amendment is filed with the Nevada Secretary of State.

ARTICLE VII
ACQUISITIONS OF CONTROLLING INTEREST

The Corporation elects not to be governed by the provisions of Chapters 78.378 to 78.3793, inclusive, of the NRS pertaining to acquisitions of controlling interest.

ARTICLE VIII
COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by the provisions of Chapters 78.411 to 78.444, inclusive, of the NRS pertaining to combinations with interested stockholders.

ARTICLE IX
DIRECTORS’ AND OFFICERS’ LIABILITY

A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.